Called Higher Studios, Inc.

ANNUAL REPORT

231 Public Square

Suite 300 PMB 41

Franklin, TN 37064

1-888-552-2553

www.calledhigherstudios.com

This Annual Report is dated May 22, 2024.

BUSINESS

Called Higher Studios, Inc was, at the time of formation, intended to be the first Christian, fan owned faith based movie studio. We have widened our initial scope of content to faith, family and inspirational media. We now develop, produce, and distribute content in the form of films and television programs to a wide audience of faith, family and inspirational audiences, while still sustaining our faith and guiding principles. Our unique value is that we are partially crowd owned, giving us the ability to listen and interact with our investors and fans. Called Higher Studios was incorporated on June 4, 2019 in Delaware.

Faith, family, and inspirational based films are a particular genre that appeal to a wide audience, including people of faith. By sourcing inspirational stories that have a common theme, we develop pilots or scripts around this material and then utilize a team of people, commonly directors, actors, and other film related tradesmen to produce visual content in the form of movies or television. We then attempt to distribute this media and attempt to create profitable returns for the company.

Jason Brown currently owns 75% and Ash Greyson owns 25% of Global Development Alpha, LLC. This LLC’s sole purpose is to own the stock of Called Higher Studios, Inc. There are currently no business relationships between the two companies other than a parent company ownership through Global Development Alpha, LLC.

PREVIOUS OFFERINGS

In July 2019, the Company issued 1,500,000 shares of Class B Voting Common Stock at $0.017 per share and 187,500 shares of Class B Voting Common Stock at $0.00053 per share resulting in gross proceeds of $25,000 and $100, respectively. These stock issuances were conducted under terms of a restricted stock purchase agreement with no vesting requirements.

During the years ended December 31, 2019 & 2020, the Company raised gross proceeds of $1,065,812 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 1,089,123 shares of Class A Voting Common Stock at $1.00 per share. This offering closed on March 31, 2020.

In December 2020, the Company issued 4,529 shares of Class A Voting Common Stock at $5.52 per share resulting in gross proceeds of $25,000 which were received in January 2021.

During the years ended December 31, 2020 & 2021, the Company raised gross proceeds of $803,479 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation A, issuing 148,221 shares of Class A Voting Common Stock at $5.52 per share. This offering closed on June 30, 2021.

During the years ended December 31, 2022 & 2023, the Company raised gross proceeds of $552,827 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 181,255 shares of Class A Voting Common Stock at $2.89 per share. This offering closed on May 11, 2023.

During the years ended December 31, 2023, the Company raised gross proceeds of $570,014 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 352,989 shares of Class A Voting Common Stock at $1.76 per share. This offering closed on Sep 16, 2023.

Name: Class B Voting Common Stock

Type of security sold: Equity

Final amount sold: $25,100

Number of Securities Sold: 1,500,000

Use of proceeds: Initial Stock Issuance

Date: December 29, 2020

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $1,065,812

Number of Securities Sold: 1,103,067

Use of proceeds: Initial Stock Issuance

Date: March 30, 2020

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $25,000

Number of Securities Sold: 4,529

Use of proceeds: Initial Stock Issuance

Date: December 29, 2020

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $803,479

Number of Securities Sold: 148,221

Use of proceeds: Initial Stock Issuance

Date: June 30, 2021

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $552,827

Number of Securities Sold: 181,255

Use of proceeds: Initial Stock Issuance

Date: May 11, 2023

Offering exemption relied upon: Section 4(a)(2)

Name: Class A Voting Common Stock

Type of security sold: Equity

Final amount sold: $570,014

Number of Securities Sold: 352,989

Use of proceeds: Initial Stock Issuance

Date: September 16, 2023

Offering exemption relied upon: Section 4(a)(2)

REGULATORY INFORMATION

The company has no prior instances of non-compliance with the requirements of Regulation Crowdfunding, however, the filing of this annual report occurred post the April 30th, 2024 filing deadline. With this filing, we are now back in compliance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

Operating Results – 2023 compared to 2022

How long can the business operate without revenue:

It is not our intention to operate without revenue. We are currently attempting to raise capital through a Series A Preferred Round. Camp Hideout, our first feature film, was distributed in theaters in September of 2023 and then through various windows after the theatrical window, including internationally, through VOD, and HULU. This film was financed outside of Called Higher Studios (CHS). CHS produced the film and received a fee, and while this is a positive for CHS, our potential upside was on the backend of the film and required the film to breakeven and attain profitability past budget and the Print and Advertising Investment. We did not hit our estimates; we believe the biggest drivers of not hitting our estimates to be the chosen release date and that the US box office for our release weekend was one of the worst of the year. For this reason, CHS did not receive additional profit past the producer fee that was received for producing the film. For many reasons, including the above, our cash balance has reduced; we believe that through major cost cutting, we can operate the business for an additional 12 months without additional revenue or raising additional funds. We usually do not incur major production expenses unless we have projects being developed or that are financed and in production, so this expense can be monitored based on the number of projects we have at any given time. If a project is “set up” and financed, then this usually results in revenue and fees to CHS which would extend our ability to operate.

Foreseeable major expenses based on projections:

Our major foreseen expenses are overhead, marketing, public relations, project development, and fees associated with Regulation CF and Regulation A such as legal and audit costs. We are also incurring legal fees associated with our attempted Series A Preferred Offering. CHS is also developing the Anne Beiler film, and this project is incurring some initial, although minor, development costs. Assuming the future project, the Anne Beiler Story, is set up and funded, we could possibly incur production costs for that film, but that would only be under the scenario where the film is financed and funded through additional capital raised, or outside capital specific to that film.

Future operational challenges:

Crowd management - as our fan and investor base grows, managing the communications and expectations of individual fans and investors becomes more challenging. This will require additional resources, both capital and human.

Finding quality content - our business relies on finding quality source material and/or partnering with other companies who have the rights to quality content.

Future challenges related to capital resources:

Financing and Raising Capital – CHS will require additional financing to continue operations and to execute on our future goals. While we are in talks with various partners that could add value to our operations, capital is required to continue to develop, create, and produce future projects or opportunities. As there is no guarantee, raising additional capital could be a potential challenge. Crowdfunding has become increasingly difficult due to many factors, including the cost of advertising, the economy, and the overall saturation of crowdfunding projects and companies.

Past & Future milestones and events:

Releasing Camp Hideout theatrically and the sale to Hulu was a great milestone for CHS. While the gross receipts did not reach our estimates, we did have the opportunity to generate significant revenues. Getting a film financed and distributed theatrically is extremely difficult and the majority of films made never reach this milestone, so for CHS, we believe this proves that we have the infrastructure, projects, and relationships to get our projects to the point of monetization. We believe our industry is a numbers game, similar to many industries, the more opportunities we have at monetizing films, the chances that a film is a breakout success increases.

Closing our Series A Preferred Round successfully is a future milestone.

We have generated some minor, insignificant revenue through the acquisition of 316tees, our faith t-shirt company. It has generated approximately $57,582 in gross sales in 2023. It is our intention to attempt to grow this business over the next 24 months.

Operating Results – 2023

Balance Sheet Information
Cash and Cash Equivalents:	127,417
Current Assets:	54,723
Accounts and Notes Receivable:	0
Property, Plant and Equipment (PP&E):	0
Non-Current Assets:	77,264
Total Assets:	259,404
Accounts Payable and Accrued Liabilities:	232,040
Long Term Debt:	0
Total Liabilities:	232,040
Total Stockholders’ Equity:	27,364
Total Liabilities and Equity:	259,404

Statement of Comprehensive Income Information
Total Revenues:	210,648
Costs and Expenses Applicable to Revenues:	1,394,862
Depreciation and Amortization:	0.00
Net Income:	-1,184,214

Name of Auditor (if any):	Mongio & Associates CPAs, LLC

Liquidity & Capital Resources

To-date, the company has been financed with $3,042,232 in equity, $25,000 from capital contributions and $1,000 from an EIDL grant.

We completed a revenue participation offering in April 2024 that raised $34,970 to be used for development & productions costs for the Annie Beiler film project.

We will require additional financing in order to perform operations over the lifetime of the Company. We are currently attempting to raise capital through a Series A Preferred Offering. We currently do not have additional sources of capital other than the proceeds from past offerings. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses:

Called Higher Studios, Inc. cash in hand is $41,803, as of May 2024. Over the last three months, revenues have averaged $3,251/month, cost of goods sold has averaged $2,164/month, and operational expenses have averaged $43,350/month, for an average burn rate of $42,264 per month. Our intent is to be profitable in 36-48 months.

Over the next 3-6 months, we expect to generate an additional $10-$30k from t-shirt and merch sales. Production and fulfilment expenses as well as monthly overhead for 6 months we estimate to be $60k. These are forward looking projections and are not guaranteed.

Besides capital already raised, currently as of this filing there are not any other sources of capital on which we expect to rely.

Debt

At May 21, 2024, the Company had $10,369 in credit card debt.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors and executive officers as of the date hereof, are as follows:

Jason Brown –Founder, President, Chief Executive Officer, Director

Jason Brown is the Founder, President, CEO and Director of the company. He has served in this position since the company’s founding. Prior to founding the company, from 2017 to 2019, Mr. Brown was the CEO of Arolucha Inc., overseeing its developing stages, vision and staffing. Prior to that, from 2014 to 2016, Mr. Brown was the CEO of Aroluxe, LLC, a marketing agency, overseeing its corporate strategy, vision and execution. Mr. Brown has produced feature films that have been distributed by Netflix & Walmart. Additionally, he founded a production company which helped to create over 300 hours of network television that aired on POPtv, a channel owned by CBS & Lionsgate. His experience in community building and film & television drive his passion for Called Higher Studios. Mr. Brown currently serves on the board of Global Development Alpha, LLC, overseeing the operations of this holding company, which holds a controlling interest in Called Higher Studios, Inc.

PRINCIPAL SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our Common Stock, our only outstanding class of capital stock, as of December 31, 2022, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our Common Stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned.

Title of class: Class A Voting Common Stock

Stockholder Name: Global Development Alpha, LLC (managed by Jason Brown, Member, owns 75%)

Amount and nature of Beneficial ownership: 1,500,000 Percent of class: 82.7

RELATED PARTY TRANSACTIONS

Name of Entity: Global Development Alpha, LLC

Names of 20% owners: Jason Brown (75%); Ash Greyson (25%) Relationship to Company: 20%+ Owner

Nature / amount of interest in the transaction: Called Higher Studios Inc.’s Parent Company purchased 1,500,000 Class A Voting Common Stock Shares (Founder).

Material Terms: Initial Stock Issuance, 1,500,000, Class B Voting Common Stock

On January 1, 2023, the Company entered into a three-year Agreement with an entity of which the majority stockholders are also majority stockholders in the Company. The agreement requires the Company to submit projects to the related party on an exclusive first look basis in exchange for a monthly overhead fee and office space for the term of the Agreement plus an additional 6 months. This agreement was cancelled effective July 31, 2023.

On February 21, 2023, the Company entered into a platform license agreement with a faith-based advertising agency of which the majority stockholder is also a major stockholder in the Company and was granted a perpetual, exclusive, worldwide license to implement and commercialize the assets connected to the entity’s platform. This agreement was cancelled effective September 26, 2023. No revenue or expenses were recognized under this agreement.

During 2023, the Company entered into a marketing services agreement with an entity of which the majority stockholders are also majority stockholders in the Company. The agreement required the Company to manage and purchase the advertising to promote the theatre release of the Camp Hideout film in exchange for a $75k fee and reimbursement of all purchased advertising. The Company also sublet office space from this entity for three months while the Company’s efforts were focused on the marketing services agreement.

During 2023, the Company loaned a related party $27,979 for overhead costs that will be repaid in 2024. The amount due bears no interest and is considered payable on demand. As of December 31, 2023 the amount due from the related party is $27,979.

During 2021, the Company began producing the feature film, “Camp Hideout”. It concluded filming during 2021 and was in post-production until August 2022. On August 21, 2021, the Company entered into an acquisition agreement to sell the rights of the film to an entity of which the majority stockholders are also majority stockholders in the Company. The acquisition agreement grants the acquiring company, or Distributor, the sole and exclusive rights, under copyright and otherwise, in perpetuity, to use the feature film to generate revenue. The consideration and minimum guarantee that was paid by the Distributor was $2,050,000 and this was recognized as revenue in August 2022 as the completed film had been delivered to the Distributor. Further, the agreement calls for a distribution of adjusted gross receipts between the Company and the Distributor. All initial distributions will be made to the Distributor until it has recovered the minimum guarantee amount plus 20% interest. From that point on, the Company will receive 45% of all subsequent adjusted gross receipts. The feature was delivered in August 2022.

During 2021 Camp Hideout, LLC entered into a production management agreement with an entity where the majority owner is also a majority stockholder in the Company. The full amount of the payment for the production management fee was $105,600 and was paid and fully expensed in October 2021.

In 2021 the Company received a payment in the amount of $106,600 for a data usage fee and reimbursement for the Company’s investments in the development and production of the film Camp Hideout. This fee was paid by an entity where the majority owner is also a majority stockholder in the Company. During 2022 and 2021 $0 and $17,766 was earned from this agreement.

During 2021 Camp Hideout, LLC entered into a producer fee agreement with an entity where the majority owner is also a stockholder in the Company. The amount of the payment for production fee was $20,000 and was paid in 2021. The Company also paid this entity a consulting fee in the amount of $25,000 for its service on the advisory board for Called Higher.

During 2020, the Company advanced $64,184 to a related party as prepayments on credit card charges for future Company expenses. The amounts due bears no interest and is considered payable on demand. The advance was fully repaid as of December 31, 2022. As of December 31, 2022 and 2021 the amount due to the related party is $0 and $64,184

During 2020, the Company loaned $30,000 to a related party at a fixed interest rate of 6% per year and a maturity date of October 31, 2021. Total interest income of $300 was recognized for the year ended December 31, 2020 and remained outstanding as of December 31, 2020. This note was fully repaid during 2021

OUR SECURITIES

Our authorized capital stock consists of 36 million shares of Class A Voting common stock 5 million shares of Class B Voting common stock and 9 million shares of preferred stock. All shares have a $0.00001 par value per share. As of December 31, 2023, there were 3,548,139 of Class A Voting common stock outstanding and 200,000 shares of Class B Voting common stock issued and outstanding. The following is a summary of the rights of our capital stock as provided in our certificate of incorporation and bylaws.

Class A and Class B common stock holders have identical rights, with the exception of voting rights, to which Class B stockholders shall be entitled to ten (10) votes for each share on all matters whereas Class A stockholders shall be entitled to one (1) vote for each share. Each share of Class B Voting Common Stock is convertible into one share of Class A Voting Common Stock.

On February 9, 2023, all class B shares were converted to Class A. Effective February 10, 2023 the right for each share of Class B Voting Common Stock to convert into one share of Class A Voting Common Stock was removed. This was also approved and ratified on April 25th, 2023.

On February 7, 2023, Called Higher Studios approved, with a Board Consent, an amended and restated employment agreement for Jason Brown, CEO, which increased his annual compensation, granted him 3,312,500 shares of Class B Voting Common Stock which vests upon issuance, provided for an annual cash bonus based on defined milestones and included annual grants of at least 50,000 shares of Common Stock which vests upon issuance. On April 25, 2023 Jason Brown rejected these Class B shares and Company deemed them Void Ab Initio and no value was assigned.

Preferred stockholders voting rights are determined by the Board prior to offering and stated/confirmed at the time of issue. The Preferred Stock has no voting rights. Preferred stock has liquidation preferences in the case of a liquidation of the Company under the terms of the articles of incorporation and may be assigned additional rights and privileges.

No preferred stock issued or outstanding

What it means to be a minority holder

As a minority holder you will have limited ability, if at all, to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, additional issuances of securities, company repurchases of securities, a sale of the company or of assets of the company or transactions with related parties.

Dilution

Investors should understand the potential for dilution. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will decrease, even though the value of the company may increase. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible notes, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

RESTRICTIONS ON TRANSFER

The common stock sold in the Regulation CF offering, may not be transferred by any purchaser,for a period of one-year beginning when the securities were issued, unless such securities are transferred:

(1)	to the Company;

(2)	to an accredited investor;

(3)	as part of an offering registered with the SEC; or

(4)	to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

SIGNATURES

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100-503), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C and has duly caused this Form to be signed on its behalf by the duly authorized undersigned, on May 22, 2024.

Called Higher Studios, Inc.

By	/s/ Jason Brown
Name:	Jason Brown
Title:	Chief Executive Officer

Exhibit A

Called Higher Studios, Inc. and Subsidiaries

Consolidated Financial Statements

Years ended December 31, 2023 and 2022

To Management

Called Higher Studios, Inc.

We have audited the accompanying consolidated statement of financial position of Called Higher Studios, Inc. and its subsidiaries as of December 31, 2022 and 2023, and the related consolidated statement of operations, consolidated statement of cash flows, and consolidated statement of changes in stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Called Higher Studios, Inc. as of December 31, 2022 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in Note 2, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. Our opinion is not modified with respect to this matter.

Vince Mongio, CPA, EA, CIA, CFE, MACC

Miami, FL

May 20, 2024

Called Higher Studios Inc.

Consolidated Balance Sheets (Audited)

	Year Ended December 31,
	2023	2022
ASSETS
Current Assets
Cash and Cash Equivalents	$127,417	$188,704
Inventory	21,953	58,727
Deferred Offering Costs	-	27,574
Prepaid Expenses	4,791	9,430
Due From Related Party	27,979	-
Grant Rebate Receivable	-	230,000
Total Current Assets	$182,140	$514,435

Non-Current Assets
Fixed Assets, Net of Accumulated Depreciation	$-	$1,448
Investment in Original Programming	52,359	55,659
Intangible Assets, Net of Accumulated Amortization	24,905	50,771
Total Non-Current Assets	$77,264	$107,878

TOTAL ASSETS	$259,404	$622,313

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$58,874	$26,446
Other Current Liabilities	8,603	172
Accrued Expenses	10,277	10,428
Deferred Compensation	154,286	-
Total Current Liabilities	$232,040	$37,046
Total Liabilities	$232,040	$37,046

Stockholders’ Equity (Deficit)
Preferred stock $0.00001 par, 5,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2023 and December 31, 2022	$-	$-
Class A common stock, $0.00001 par, 250,000,000 shares authorized, 3,548,139 and 1,465,480 shares issued and outstanding as of December 31, 2023 and December 31, 2022	37	16
Class B common stock, $0,00001 par, 250,000,000 shares authorized, 1,687,500 shares and 200,000 issued and outstanding as of December 31, 2023 and December 31, 2022	2	17
Deferred Compensation	(796,663)	(796,663)
Additional Paid-in-Capital	3,454,833	2,828,530
Accumulated Deficit	(2,630,845)	(1,446,632)
Total Stockholders’ Equity (Deficit)	$27,364	$585,268

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$259,404	$622,313

The accompanying notes are an integral part of these consolidated financial statements.

Called Higher Studios Inc.

Consolidated Statements Operations and Comprehensive Loss (Audited)

	Years Ended December 31,
	2023	2022
Net Revenues	$210,648	$2,115,064
Cost of Net Revenues	(49,485)	(2,069,034)
Gross Profit	$161,163	$46,030

Operating Expenses
General and Administrative	$690,815	$401,326
Research and Development	-	4,500
Sales and Marketing	381,129	198,510
Total Operating Expenses	$1,071,944	$604,336
Loss from Operations	$(910,781)	$(558,305)

Other Income/(Expense):
Producer Fee Income	$-	$48,500
Grant Rebate	-	230,000
Other Fee Income	-	-
Realized Gain	-	4,281
Other Expenses	(230,000)	-
Retirement of Obsolete	(43,378)	-
Interest Expense	(55)	(1,989)
Total Other Income	$(273,433)	$280,792

Provision for Income Tax	-	-

Net Loss	$(1,184,214)	$(277,513)

Net Loss per share	$(0.35)	$(0.09)
Weighted Average Common Shares	3,362,465	3,140,950

The accompanying notes are an integral part of these consolidated financial statements.

Called Higher Studios Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit) (Audited)
For The Years Ended December 31, 2023 and 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-In	Deferred	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	(Deficit)
Balance at December 31, 2021	1,310,630	$13	1,687,500	$17	$2,441,352	$(796,663)	$(1,169,119)	$475,600
Issuance of Class A Common Stock	139,084	3	-	-	424,206	-	-	424,209
Issuance of Class A Common Stock - Broker Compensation	15,766	-	-	-	23,193	-	-	23,193
Issuance of Warrants - Broker Commission	-	-	-	-	409	-	-	409
Offering Costs	-	-	-	-	(60,630)	-	-	(60,630)
Net Loss	-	-	-	-	-	-	(277,513)	(277,513)
Balance at December 31, 2022	1,465,480	$16	1,687,500	$17	$2,828,530	$(796,663)	$(1,446,632)	$585,268
Conversion of Class B Common Stock	1,687,500	17	(1,687,500)	(17)	-	-	-	-
Issuance of Class A Common Stock	395,159	4	-	-	698,628	-	-	698,632
Issuance of Class B Common Stock	-	-	200,000	2	-	-	-	2
Capital Contributions	-	-	-	-	25,000	-	-	25,000
Offering Costs	-	-	-	-	(97,324)	-	-	(97,324)
Net Loss	-	-	-	-	-	-	(1,184,214)	(1,184,214)
Balance at December 31, 2023	3,548,139	$37	200,000	$2	$3,454,833	$(796,663)	$(2,630,846)	$27,364

The accompanying notes are an integral part of these consolidated financial statements.

Called Higher Studios Inc.

Consolidated Statements of Cash Flows (Audited)

	Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net Loss	$(1,184,214)	$(277,513)
Adjustments to Reconcile Net Loss to Net Cash Provided by (used in)
Operating Activities
Investment in original programming expensed as production costs	-	1,996,848
Depreciation	1	435
Changes in Operating Assets and Liabilities:
Prepaid Expenses	4,640	11,669
Fund held in Escrow	-	46,278
Inventory	36,774	(30,147)
Due from Related Party	(27,979)	-
Accrued Expenses	(152)	(6,243)
Deferred Compensation	154,286	-
Other Current Liabilities	8,431	(23,683)
Accounts Payable	32,428	9,794
Rebate Receivable	230,000	(230,000)
Deferred Revenue, Related Party	-	(2,050,000)
Net Cash Provided by (used in) Operating Activities	$(745,784)	$(552,562)

Cash Flows from Investing Activities
Repayment from Related party	$-	$64,184
Investment in Original Programming	3,300	(123,964)
Disposition of Fixed Assets	1,448	-
Repayment from Note Receivable	-	3,300
Disposition of Intangible Asset	25,865	-
Proceeds from Sale of Investment	-	25,000
Purchase of Intangible Assets	-	(40,065)
Net Cash Provided by (used in) Investing Activities	$30,613	$(71,545)

Cash Flows from Financing Activities
Proceeds from Issuance of Class A Common Stock	$698,632	$424,209
Proceeds from Issuance of Class B Common Stock	2	-
Proceeds from Contribution	25,000	-
Offering Costs	(97,324)	(37,028)
Deferred Offering Costs	27,574	(27,574)
Net Cash Provided by Financing Activities	$653,884	$359,607

Net Change in Cash	$(61,288)	$(264,501)
Cash at Beginning of Year	188,704	453,205
Cash at End of Year	$127,417	$188,704

Supplemental Disclosure of Non- Cash Financing Activities
Shares Issued as Broker Compensation	$-	$23,193
Warrants issued as Broker Commissions	$-	$409

The accompanying notes are an integral part of these consolidated financial statements.

Called Higher Studios, Inc. and Subsidiaries
Notes to the Audited Consolidated Financial Statements

December 31, 2023 and 2022

NOTE 1: NATURE OF OPERATIONS

Called Higher Studios, Inc. (‘Called Higher”) is a corporation organized on June 4, 2019 under the laws of Delaware. The Company’s mission is to establish a community of passionate fans and owners that participate in the process of funding and creating faith-based movies, television, and other forms of Christian content. The company also has retail sales channels for T-shirts doing business under 316 Tees & books doing business as Big Ark Books. Global Development Alpha, LLC, a limited liability company formed under the laws of Tennessee on May 31, 2019 is the parent company and majority shareholder of Called Higher Studios, Inc.

On February 22, 2021, Called Higher formed Camp Hideout, LLC in the state of Tennessee. This company was organized to produce and license the feature film, “Camp Hideout”. It is currently a wholly-owned subsidiary of Called Higher.

On March 16, 2021, Called Higher formed By Krave, LLC in the state of Tennessee. This company was organized with two members and is a retailer of jewelry at the retail and wholesale levels. On November 22, 2021, Called Higher entered into a purchase agreement with the other member and purchased all remaining membership units. By Krave, LLC is currently a wholly-owned subsidiary of Called Higher.

On April 25, 2023, Called Higher formed Hatch Me Media, LLC in the state of Delaware. This company was organized as a retailer of posters at the retail level. “Hatch Me Media”. It is currently a wholly-owned subsidiary of Called Higher. As of December 31, 2023 this entity is dormant and has ceased all activity.

NOTE 2: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has negative cash flows from operations, and sustained losses of $1,184,214 and $277,513 during the years ended December 31, 2023 and 2022, respectively. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed to satisfy its liquidity needs through the issuance of additional shares of common stock, however there are no assurances that the Company will be successful. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis of Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP) and has adopted the calendar year as its basis of reporting. All intercompany transactions among Called Higher, Camp Hideout, LLC, Hatch Me Media, LLC and By Krave, LLC (collectively the “Company) are eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirement of Financial Accounting Standards Board Accounting Standards Codification “FASB ASC” 340-10-S99-1. Deferred offering costs consist principally of legal fees and broker fees incurred in connection with an offering the Company initiated during 2019 under Regulation Crowdfunding, during 2020 with Regulation A and Regulation Crowdfunding offerings, during 2021 with a second round of offering under Regulation Crowdfunding and during 2022 with a third round of offering under Regulation Crowdfunding. Prior to the completion of an offering these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering. There were $27,574 in deferred offering costs as of December 31, 2022 and $0 as of December 31, 2023.

Inventory

Inventories are comprised of merchandise (t-shirts, jewelry etc.) that are used for marketing and/or for sale in the Called Higher store. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the average costing method. Inventory balances as of December 31, 2023 and 2022 consisted of finished goods and were $21,953 and $58,727, respectively. The Company periodically reviews inventory quantities and values and adjusts for obsolete or impaired inventory based primarily on management’s estimated forecast of product demand. In 2023, the Company wrote off obsolete inventory in the amount of $33,319 due to the closing of the retail sales channel for Big Ark Books.

Filmed Entertainment and Production Costs

In accordance with FASB ASC 926, “Entertainment—Films” (“ASC 926”), Filmed Entertainment costs include capitalized production costs, development costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs are recognized as cost of goods sold over the period to which associated revenues are expected to be realized. Marketing, distribution and general and administrative costs are expensed as incurred. The Company has set a minimum threshold of $1,000 before capitalizing the costs. Management bases its estimates of ultimate revenue for each production on a variety of factors, including historical performance of similar productions, market research and the existence of future firm commitments. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write- down of the asset to fair value amount. Costs for productions not produced are written-off at the time the decision is made not to develop the story or after three years.

Production costs are stated at the lower of unamortized cost or estimated fair value on a production basis. Revenue forecasts for productions are continually reviewed by management and revised when warranted by changing conditions. Results of operations in future years are dependent upon the amortization of production costs and may be significantly affected by periodic adjustments in amortization rates. As a result, the Company’s financial results fluctuate from period to period.

If estimates of ultimate revenues change with respect to a production, causing reductions in fair values, the Company may be required to write down all or a portion of the related unamortized costs of the production to its estimated fair value. No assurance can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting the Company’s results of operations and financial condition.

The Company capitalized $52,359 and $55,659 of program rights and movie production costs incurred in 2023 and 2022. In August 2022 the film Camp Hideout was delivered and costs related to production of the film in the amount of $1,996,848 were expensed during the year ended December 31, 2022. The costs capitalized in 2023 are related to publishing and film projects that have not been greenlit.

Fair Value of Financial Instruments

As defined in Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement. The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The Company did not have any financial liabilities that were subject to fair value measurement.

Income Taxes

The Company is classified as a C Corporation and its income is taxed at the corporate level. The Company’s subsidiaries, By Krave, Camp Hideout & Hatch Me Media are Limited Liability Companies and their taxable income or loss is passed through to Called Higher Studios Inc. and included in Called Higher Studios Inc. Taxable income or loss.

The Company uses the liability method of accounting for income taxes as set forth in FASB ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company estimates it will have net operating loss carryforwards of $2,630,845 and $1,447,700 as of December 31, 2023 and 2022, respectively. The Company pays Federal and State taxes at a combined effective tax rate of 26.1% and has used this rate to derive net deferred tax assets of $686,650 and $378,356 as of December 31, 2023 and 2022, respectively, resulting from its net operating loss carryforward. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards before they begin to expire, the Company has recorded a full valuation allowance to reduce the net deferred tax assets to zero as of December 31, 2023 and 2022 and the effective tax rate to 0%.

The Company files U.S. federal and state income tax returns. The 2022 tax returns have been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

Revenue Recognition

FASB ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Revenues are recognized primarily from the sale of service fees from contracts as well as apparel, jewelry and shipping revenue in 2023 and 2022. Revenues from these sources are recognized upon satisfying the aforementioned criteria, which generally occurs upon the shipment of the merchandise. and the satisfaction of the performance obligations of the contract. The company recognized $145,000 in service fee income & $65,648 in merchandise revenue in 2023.

The company produced & sold a feature film in 2021 and 2022. Revenue of $2,050,000 was recognized in August 2022 as the performance obligation was satisfied. The performance obligation is deemed satisfied when post-production is finalized, and the completed film is delivered to the Distributor.

Costs of Revenues

Costs of revenues include production costs, product costs, contract labor, credit card processing and fulfillment.

Stock-Based Compensation

The Company measures stock-based awards at grant-date fair value and recognizes employee and consultant compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards and warrants. The assumptions used in calculating the fair value of stock- based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Comprehensive Loss

The Company follows FASB ASC 220 in reporting comprehensive income (loss). Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Since the Company has no items of other comprehensive income (loss), comprehensive loss is equal to net loss for all periods presented.

Net Loss per Share

Net loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive.

As all potentially dilutive securities are anti-dilutive as of December 31, 2023 and 2022 diluted net loss per share is the same as basic net loss per share for each year.

The following table sets forth the outstanding potentially dilutive securities that have been excluded from the calculation of diluted net loss per share for the years ended December 31, 2023 and 2022 respectively, because to do so would be anti-dilutive (in common equivalent shares):

	December 31,
	2023	2022
Common Stock Warrants	7,492	7,492
Unvested Restricted Stock	148,852	148,852
Total	156,344	156,344

NOTE 4: GRANT REBATE RECEIVABLE

The Tennessee Entertainment Commission (TEC) Production Incentive offers up to a twenty-five percent rebate on qualified Tennessee expenditures to production companies filming in Tennessee. The incentive, funded through the Film/TV Fund, is distributed to qualified production companies through a grant contract.

The Company entered into a grant contract with the TEC and was approved for a total grant rebate of

$230,000 based on the original production budget for Camp Hideout. After an audit by TEC of the eligible expenses the company received $218,007 in May 2023. The difference that was not collected of $11,993 was written off as other expense on the consolidated statement of operations. Further, the amounts that were collected were paid to PZAJ Holdings, LLC, a related party entity and the acquirer of the Camp Hideout movie, under the terms and conditions of the acquisition agreement from 2021.

NOTE 5: MATERIAL AGREEMENTS

The Company entered into an asset contribution agreement with a third party resulting in the formation of Hatch Me Media, LLC, a Delaware company formed on April 25th, 2023. The agreement called for the third party to contribute certain assets to Hatch Me Media, LLC, in exchange for (1) 1,000 non-voting preferred units, with certain put rights to cause the Company to purchase the preferred units in exchange for shares of the Company’s common stock, valued at $1,200 for each preferred unit and (2) the guarantee of Hatch Me Media, LLC’s, and the Company’s put right obligations to the preferred member, on the terms and conditions set forth in the agreement. The Company held all 1,000 voting common units. The asset contribution agreement resulted in the third-party company selling the right, title and interest in and to the assets, properties and rights of every kind and description, personal, tangible and intangible, wherever situated, which are used or useful in the conduct of the businesses for the following three business lines which included Hatch Me Media Business, Pirasta Business, and Good Path Equity Crowdfunding Business. The contributed assets included contracts, customer lists and market materials, permitted licenses and registrations, trade secrets, intellectual property, accounting records, goodwill, inventory, accounts receivable, prepaid expenses, computer software, website domains, on line platforms, and other intangible assets related to the relating to the business line disclosed above. Hatch Me Media, LLC agreed to assume from the third party the liabilities, duties and obligations of the third party, however there were no liabilities, duties and obligations assumed by Hatch Me Media, LLC as of the time of the agreement. The only asset that was recognized from this transaction was a $25,000 contribution that was made in the form of cash.

On August 17th, 2023, the Company, Hatch Me Media, LLC. and the third party entered into a rescission agreement resulting in rescission and voiding of the asset contribution agreement due to events that occurred subsequent to the closing of the asset contribution agreement. The third party’s preferred units were cancelled and the operating agreement was restated to include the termination of the third party. The Company still holds 1,000 voting common units in Hatch Me Media, LLC and it is a wholly owned subsidiary.

The third-party had invested $25,000 into Hatch Me Media, LLC, which they forfeited, and the Company recorded as a capital contribution in 2023.

NOTE 6: INTANGIBLE ASSETS

The following table sets forth the components that make up the total balance of intangible assets.

	Intangible Assets
	December 31, 2023	December 31, 2022
Website	$39,865	$49,870
Copyright	865	-
Patents	900	900
Total Intangible Assets	$41,630	$50,770

On September 20, 2022 the Company purchased 316tees.com and all related social platforms for a purchase price of $41,000. The amount of $36,000 was paid on the purchase date with the remaining $5,000 to be paid after an earn out period of 3 months. As of December 20, 2022 the earn out was reduced by $1,135 and the purchase amount was updated to $39,865. 316tees.com operates a website that sells custom tee-shirts utilizing 3rd party merchandise providers.

NOTE 7: STOCKHOLDERS’ EQUITY

Capital Structure

On February 10th 2023 the Company amended and restated its Articles of Incorporation authorizing 250,000,000 shares of Class A Voting Common Stock and 250,000,000 shares of Class B Voting Common Stock, along with authorizing 5,000,000 shares of Preferred Stock. All shares have a $0.00001 par value.

Class A and Class B common stockholders have identical rights, with the exception of voting rights, to which Class B stockholders shall be entitled to ten (10) votes for each share on all matters whereas Class A stockholders shall be entitled to one (1) vote for each share. Each share of Class B Voting Common Stock is convertible into one share of Class A Voting Common Stock.

Preferred stockholders voting rights are determined by the Company’s board of directors prior to offering and stated/confirmed at the time of issue. The Preferred Stock has no voting rights. Preferred stock has liquidation preferences in the case of a liquidation of the Company under the terms of the articles of incorporation and may be assigned additional rights and privileges.

On February 10, 2023, Called Higher Studios approved, with a Board Consent, the removal of the right to convert Class B Voting Shares into Class A Shares and authorized the re-filing of an Amended and Restated Certificate of Incorporation with the State of Delaware, which was filed on February 10, 2023.

Common Stock Issuances

During the year ended December 31, 2023, the Company raised gross proceeds of $698,632 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 395,159 shares of Class A Voting Common Stock at $1.76 per share. The Company incurred $97,324 of offering costs during 2023 in connection with the Regulation A and Regulation Crowdfunding offerings.

During the year ended December 31, 2023, the Company issued 200,000 Class B Common Stock in exchange for $2.

On February 7, 2023, a stockholder elected to convert 187,500 shares of Class B Voting Shares into 187,500 Class A Shares.

On February 9, 2023, a stockholder elected to convert 1,500,000 shares of Class B Voting Common Stock into 1,500,000 Class A Shares.

During the year ended December 31, 2022, the Company raised gross proceeds of $424,209 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation A, issuing 139,084 shares of Class A Voting Common Stock at $2.89 per share.

The Company incurred $60,630 of offering costs during 2022 in connection with the Regulation A offerings which consists of the issuance of 15,766 shares of Class A Voting Common Stock with a fair value of $23,194, the issuance of warrants to purchase 81 shares of Class A Voting Common stock with an estimated fair value of $409 and $37,027 of cash payments.

During the year ended December 31, 2021, the Company raised gross proceeds of $582,023 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation A, issuing 108,102 shares of Class A Voting Common Stock at $5.52 per share. Funds in the amount of $46,278 were not yet received from the escrow account held with the broker from issued stock in this offering and were recorded as funds held in escrow (asset) on the balance sheet. These funds were disbursed in 2022.

During the year ended December 31, 2021, the Company had committed investments totaling $201,320 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, for Class A Voting Common Stock at $3.05 per share. The money had not been disbursed to the Company and was still in escrow. As such, the investment was not finalized and the 66,007 shares from those investments were not issued as of year-end. The funds from these committed investments were received in February 2022.

Deferred Compensation

In December 2020, the Company entered into an agreement to grant a restricted stock award to an advisor for services. In the agreement, the Company issued an initial amount of 133,596 shares of Class A voting common stock. These were to be adjusted following the close of the Regulation A offering. In total, the number was adjusted to 144,323 restricted Class A Common Stock valued at $796,663 to bring advisor’s total stake to 5% of the Company’s total outstanding shares as of the close of the Regulation A offering. The stocks were granted in two tranches, 50% on January 2021 and the remaining 50% on December 2021. The shares vest upon both a liquidity event defined as (1) an initial public offering, underwritten by a nationally recognized underwriter, of the Common Stock registered pursuant to the Securities Act where there is a Minimum Public Float immediately following such offering, (2) a merger or other business combination of recapitalization whereby the Common Stock is exchanged for cash and/or publicly traded equity or debt securities in another entity or a combination of cash and other non-publicly traded equity or debt securities where cash constitutes at least a majority of the consideration to be received in such merger, business combination or recapitalization or (3) a sale or other disposition of all or substantially all of the Company’s assets to another entity, for cash and/or publicly traded equity or debt securities of another entity of a combination of cash and other non-publicly traded equity or debt securities where cash constitutes at least a majority of the proceeds of such sale or disposition, in each case, other than to the Company, any subsidiary of the Company, or any entity controlled by the ultimate control persons of the Company. Regulation Crowdfund and Regulation A Crowdfunded Offerings as defined by the Securities and Exchange Commission shall not be considered a liquidity event The expense will be recognized when the vesting becomes probable. As of December 31, 2023. the Company has not had a liquidity event and, therefore, has not recognized any stock-based compensation for those restricted stock awards.

Warrants

In connection with the Company’s Regulation A offering, the Company was required to pay a 5% commission in warrants for shares with the same terms as the offering. The offering closed on June 30, 2021 and, at that time, the warrant agreement became due. The Company sold 149,864 shares of Class A Voting Common Stock during this Regulation A offering and, therefore, the Company issued a warrant to purchase 7,492 shares of Class A Voting Common Stock with an estimated fair value of $37,805, of which $37,397 was reflected in 2021 and $409 reflected in 2022, which was recognized as offering costs. The exercise price of the warrant is $5.52, vests immediately and expires in five years. The fair value of the warrants was estimated using the Black- Scholes option pricing model with the following assumptions: Expected term of 5 years, expected volatility of 152.10%, expected dividend yield of 0% and risk-free interest rate of 1.45%. The expected volatility is the Company’s estimate of expected volatility that is based on the volatility of other public companies that are in closely related industries to the Company. As of December 31, 2023, all of the 7,492 outstanding warrants are exercisable.

NOTE 8: RELATED PARTY TRANSACTIONS

During 2021, the Company began producing the feature film, “Camp Hideout”. It concluded filming during 2021 and was in post-production until August 2022. On August 21, 2021, the Company entered into an acquisition agreement to sell the rights of the film to an entity of which the majority stockholders are also majority stockholders in the Company. The acquisition agreement grants the acquiring company, or Distributor, the sole and exclusive rights, under copyright and otherwise, in perpetuity, to use the feature film to generate revenue. The consideration and minimum guarantee that was paid by the Distributor was $2,050,000 and this was recognized as revenue in August 2022 as the completed film had been delivered to the Distributor. Further, the agreement calls for a distribution of adjusted gross receipts between the Company and the Distributor. All initial distributions will be made to the Distributor until it has recovered the minimum guarantee amount plus 20% interest. From that point on, the Company will receive 45% of all subsequent adjusted gross receipts. The feature was delivered in August 2022.

On January 1, 2023, the Company entered into a three-year Agreement with an entity of which the majority stockholders are also majority stockholders in the Company. The agreement requires the Company to submit projects to the related party on an exclusive first look basis in exchange for a monthly overhead fee and office space for the term of the Agreement plus an additional 6 months. This agreement was cancelled effective July 31, 2023.

On February 21, 2023, the Company entered into a platform license agreement with a faith-based advertising agency of which the majority stockholder is also a major stockholder in the Company and was granted a perpetual, exclusive, worldwide license to implement and commercialize the assets connected to the entity’s platform. This agreement was cancelled effective September 26, 2023. No revenue or expenses were recognized under this agreement.

During 2023, the Company entered into a marketing services agreement with an entity of which the majority stockholders are also majority stockholders in the Company. The agreement required the Company to manage and purchase the advertising to promote the theatre release of the Camp Hideout film in exchange for a $75k fee and reimbursement of all purchased advertising. The Company also sublet office space from this entity for three months while the Company’s efforts were focused on the marketing services agreement.

During 2023, the Company loaned a related party $27,979 for overhead costs that will be repaid in 2024. The amount due bears no interest and is considered payable on demand. As of December 31, 2023 the amount due from the related party is $27,979.

NOTE 9: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on their financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 10: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

As part of contracting professional services for the production of the movie, “Camp Hideout”, the Company entered into agreements with certain contractors during 2020 upon which contingent liabilities may be due for an amount of up to 5% based on net profits. The Company entered into an agreement with a related party on August 21, 2021 for the exclusive purchase of rights to The Camp Hideout film. The film was delivered in August of 2022 at which time the contingent liabilities were assigned to the purchaser.

NOTE 11: SUBSEQUENT EVENTS

On March 7, 2024, the stockholders approved a decrease of authorized shares to a total of 50,000,000 shares of stock consisting of 36,000,000 shares of Class A Voting Common Stock, 5,000,000 shares of Class B Voting Common Stock, and 9,000,000 shares of Series A Preferred Stock. The Company filed an Amended and Restated Certificate of Incorporation with the State of Delaware to reflect these changes.

During 2024 the Company began a revenue participation crowdfunding raise for a film project currently in development. The raise closed in April 2024 and raised a total of $34,970.

CERTIFICATION

I, Jason Brown, Principal Executive Officer of Called Higher Studios, Inc., hereby certify that the financial statements of Called Higher Studios, Inc. included in this Report are true and complete in all material respects.

/s/ Jason Brown
Principal Executive Officer

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

There are several risks and uncertainties in our business plan, including but not limited to the following:

Risks Relating to the Company and its Business

Uncertain Risk

An investment in the Company (also referred to as “we”, “us”, “our”, or “Company”) involves a high degree of risk and should only be considered by those who can afford the loss of their entire investment. Furthermore, the purchase of any of the Class A Voting Common Stock should only be undertaken by persons whose financial resources are sufficient to enable them to indefinitely retain an illiquid investment. Each investor in the Company should consider all of the information provided to such potential investor regarding the Company as well as the following risk factors, in addition to the other information listed in the Company’s Form C. The following risk factors are not intended, and shall not be deemed to be, a complete description of the commercial and other risks inherent in the investment in the Company.

Our business projections are only projections

There can be no assurance that the Company will meet our projections. There can be no assurance that the Company will be able to find sufficient demand for our product, that people think it’s a better option than a competing product, or that we will able to provide the service at a level that allows the Company to make a profit and still attract business.

Any valuation at this stage is difficult to assess

The valuation for the offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

The transferability of the Securities you are buying is limited

Any Class A Voting Common Stock purchased through this crowdfunding campaign is subject to SEC limitations of transfer. This means that the stock/note that you purchase cannot be resold for a period of one year. The exception to this rule is if you are transferring the stock back to the Company, to an “accredited investor,” as part of an offering registered with the Commission, to a member of your family, trust created for the benefit of your family, or in connection with your death or divorce.

Your investment could be illiquid for a long time

You should be prepared to hold this investment for several years or longer. For the 12 months following your investment there will be restrictions on how you can resell the securities you receive. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. The Company may be acquired by an existing player in the educational software development industry. However, that may never happen or it may happen at a price that results in you losing money on this investment.

Young Company

Called Higher Studios was incorporated in June 2019. It is a relatively brand new company, with very minimal history upon which an evaluation of its past performance and future prospects can be made. Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. Called Higher Studios incorporated June 2019, we have not yet commenced planned principal operations. To date, we have not generated significant revenue. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

We depend on a small management team.

Our success will greatly depend on the skills, connections and experiences of our founders, Jason Brown and Ashley Greyson. We are also dependent on outside labor and vendors for projects. Should any of them discontinue working for or with Called Higher Studios there is no assurance that Called Higher Studios will be able to continue. We will also need to source future projects and hire additional creative talent and individuals with a track record of success and with the skills necessary to ensure that we create and sell premium original content. There is no assurance that we will be able to identify, hire, and retain the right people for the various key positions. Our success depends, in large part, upon our ability to recruit and retain key people and we can guarantee that we will be able to continue to identify, recruit and retain these people. Additionally some writers, performers, or key people from time to time can stop working for us for any number of reasons, and we cannot guarantee that we will be able to retain our current people either during the terms of their contracts or when their contracts expire.

Our founders control the company.

Jason Brown is currently our controlling shareholder through Global Development Alpha, LLC. As the majority holder of Class B Voting Common Stock, which gives Global Development Alpha, LLC 10 (ten) votes per share that is holds, as opposed to 1 vote per share to Class A Voting Common Stock like you, Global Development Alpha, LLC will continue to hold a majority of the voting power of all our equity stock at the conclusion of this offering, and therefore control the board. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. Global Development Alpha, LLC’s voting power through its ownership of Class B Voting Common Stock could discourage or preclude others from initiating potential mergers, takeovers or other change of control transactions. We also do not benefit from the advantages of having any independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within Called Higher Studios, having extra checks and balances to prevent fraud and produce reliable financial reports.

Funds Risks

If the Company cannot raise sufficient funds it will not succeed

The Company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the Company itself or the broader economy, it may not survive. If the Company manages to raise only the minimum amount of funds, sought, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

We may not have enough capital as needed and may be required to raise more capital.

We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we could be forced to raise additional equity capital, modify our growth plans, or take some other action. Issuing more equity may require bringing on additional investors. Securing these additional investors could require pricing our equity below its current price. If so, your investment could lose value as a result of this additional dilution. In addition, even if the equity is not priced lower, your ownership percentage would be decreased with the addition of more investors. If we are unable to find additional investors willing to provide capital, then it is possible that we will choose to cease our sales activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if we are not forced to cease our sales activity, the unavailability of credit could result in the Company performing below expectations, which could adversely impact the value of your investment.

Terms of subsequent financings may adversely impact your investment

We will likely need to engage in common equity, debt, or preferred stock financings in the future, which may reduce the value of your investment in the Common Stock. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock. In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms that are likely to be more favorable than the terms of your investment, and possibly a lower purchase price per share.

Management Discretion as to Use of Proceeds

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this Offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

Projections: Forward Looking Information

Any projections or forward looking statements regarding our anticipated financial or operational performance are hypothetical and are based on management’s best estimate of the probable results of our operations and will not have been reviewed by our independent accountants. These projections will be based on assumptions which management believes are reasonable. Some assumptions invariably will not materialize due to unanticipated events and circumstances beyond management’s control. Therefore, actual results of operations will vary from such projections, and such variances may be material. Any projected results cannot be guaranteed.

We plan to raise significantly more money and future fundraising rounds could result in a “cram down”

Our goal is to aggregate a very large number of investors in Called Higher Studios, which will likely require many more rounds of fundraising. We may also need to raise additional funds to finance our operations or fund our business plan. Even if we manage to raise subsequent financing or borrowing rounds, the terms of those rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically.

Product or Service Risks

We may never have an operational product or service

It is possible that we may never produce or create a feature film, our product, or if we do, the product may never be distributed. It is possible that the failure to release the product is the result of a change in business model upon Company’s making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

What we are doing has rarely been done before.

We are the first company to attempt this business model in the faith based and Christian genre. To our knowledge, only one other fan owned movie studio exists to date. Because of this, it is numerical to say that this has not been done with any scale or significance in the market place. It is our hypothesis that aggregating fans and investors, by allowing them to be invested in our company will give us a competitive advantage in the market place, but our hypothesis could be wrong. There is no assurance that we will be able to derive any benefits from being fan-owned and it actually could work against us and provide negative benefits. Even if our concept is proven to give us a competitive advantage, other companies with more resources than we have may copy our idea causing us to lose this competitive advantage.

Success in the entertainment industry is highly unpredictable and there is no guarantee our content will be successful in the market.

Our success will depend on the popularity of our entertainment projects. Viewer tastes, trends, and preferences frequently change and are notoriously difficult to predict. If we fail to anticipate future viewer preferences in the entertainment business, our business and financial performance will likely suffer. The entertainment industry is fiercely competitive. We may not be able to develop projects that will become profitable. We may also invest in projects that end up losing money. Even if one of our projects is successful, we may lose money in others.

Entertainment projects can be risky and often budgets run over and timelines get delayed

The entertainment industry is generally affected by the same risk factors of other industries but due to its nature, the development, production, distribution and marketing of content can require large capital investments. Developing and monetizing entertainment projects, such as movies and television shows, usually require significant capital investment to fund expenditures on activities such as producing a television pilot, producing or co-producing a movie. There is often budget over-run and often timelines and schedule get delayed or extended due to unexpected errors or issues. Even with adequate funding, the project may fail to gain traction with viewers.

You may not like our projects.

It is our intentions and plans to develop a diverse slate of projects in the entertainment industry including feature films, television shows, live events, social media content and other transmedia content, experiences, and events. Final decisions on projects are made by the Called Higher Studio’s management team and we may elect or choose projects that you do not like, don’t believe in or even ones that you object to. We may also enter into areas or businesses that you may object to, such as YouTube or other business opportunities that management feels is in the best interest of the company.

Even if one of our projects is successful; it is likely to take a very long time for us to realize any revenue or profits

Even if we are involved in a financially successful project, the process of making money and realizing profits in entertainment industry is slow. The time span from the moment the project starts to its completion, release and recognition of revenue is substantial and is typically measured in years. Even when we realize a profit and are financially able to declare dividends on our shares, we may or may not do so.

Our business relies heavily on third parties for production and monetization of entertainment content.

Our success in developing, producing and monetizing content relies heavily on third party creators and producers such as studios, development, production, and distribution companies, television networks, etc. These companies may give more time and attention to other entertainment companies or other projects which are better funded or better known or which have a longer operational history than us. There is no assurance that we will be able to find partners to jointly develop projects or help support projects financially and even if we do, there is no guarantee that our partners will put forth all the resources required to help make our projects successful. In the future, it is our plans to hire additional employees and add well-known advisors to our company; any number of those employees or advisors may change their minds and terminate their relationships with the company.

COVID-19

Covid 19, also negatively impacted our industry through the uncertainty around future business operations, potential future pandemics, and industry rules and regulations that were put in place during the pandemic, some that have had lasting effects into procedures and regulations that could increase our costs of production. There is also a risk of future pandemics or unforeseen events that could negatively impact our business operations in the future.

Security Rights Risks

Minority Holder; Securities with Voting Rights

The Class A Voting Common Stock that an investor is buying has voting rights attached to them. However, you will be part of the minority shareholders of the Company, have limited voting power, and therefore will have a limited ability to influence management’s decisions on how to run the business. You are trusting in management discretion in making good business decisions that will grow your investments. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid out.

You are trusting that management will make the best decision for the company

You are trusting in management discretion. You are buying a voting stock, which has limited voting power when compared to other classes of stock, as a minority holder and therefore must trust the management of the Company to make good business decisions that grow your investment.

Insufficient Funds

The company might not sell enough securities in this offering to meet its operating needs and fulfill its plans. Even if we sell all the common stock we are offering now, the Company will (possibly) need to raise more funds in the future, and if it can’t get them, we will fail. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because later investors might get better terms.

We are offering Class A Voting Common Stock. We can issue preferred stock without stockholder approval.

We are offering Class A Voting Common Stock which has a reduced voting power of 1 vote per share when compared to the Class B Voting Common Stock which holds 10 votes per share, which means that as long as the Class B Voting Common Stock controls the company, you will not have a say, or could have a reduced say, in the direction of the Company, including any material corporate decisions, such as mergers, acquisitions, dissolution or winding up of the company. Our Board may make a decision you disagree with and you will not have a vote that could override their decision. Our certificate of incorporation authorizes us to issue “blank check” preferred stock, the designation, number, voting powers, preferences and rights of which may be fixed or altered from time to time by the board of directors. Accordingly, the board of directors has the authority, without stockholder approval, to issue preferred stock with rights that could materially adversely affect the rights of the common stock holders. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. Companies, individuals, and current employees could receive stock in the future as compensation that could negatively impact your investment through dilution and reduced voting power.

Market Competition and Operating History Risks

Our new films, content, or products could fail to achieve the sales projections we expected

Our growth projections are based on an assumption that with an increased advertising and marketing budget our products, our feature films and television shows, will be able to gain traction in the marketplace. It is possible that our new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

We face significant market competition

We will compete with larger, established companies who currently have content products such as films, television shows, and other content in the market and/or various respective product development programs. They may have much better financial means and marketing/sales and human resources than us. They may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. There can be no assurance that competitors will render our technology or products obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

We are competing against other recreational activities

Although we are a unique company that caters to a select market, we do compete against other recreational activities. Our business growth depends on the market interest in the Company over other activities.

We are an early stage company and has not yet generated consistent profits long term.

Called Higher Studios, Inc was formed on June 4, 2019. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Called Higher Studios, Inc has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

We are an early stage company and have limited revenue and operating history

The Company has a relatively short history of 5 years, few customers, and limited revenue history. If you are investing in this company, it’s because you think that Called Higher Studios, Inc is a good idea, that the team will be able to successfully create content, our product, market and sell the product or service, that we can price and produce them right and sell them to enough people or companies, so that the Company will succeed. Further, we have never turned a profit and there is no assurance that we will ever be profitable.

Trademarks and Patents Risks

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective

Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass our trademark and copyright protection without obtaining a sublicense, it is likely that the Company’s value will be materially and adversely impacted. This could also impair the Company’s ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them

Trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or copyright(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or copyright(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

Production Expenses

Production expenses drastically reduce profitability in our industry. Our company had gross revenues of over two million dollars in 2021. A majority of these revenues were spent, as expenses, on the production of our first film, Camp Hideout, which decreased net profit. The gross revenue is not to be confused with gross profit or net profit. This will be true for most of the projects that we create and are involved in because of the high cost of production.

Deferred Revenue vs Gross Revenues

For the presale of films or other media projects, proceeds are sometimes received but are not counted as gross revenues until the asset is delivered. It is important to distinguish between deferred revenues, which are revenues that have been received and are sitting to the books of the company, and gross revenues, which are revenues that have been recognized once the product, such as a film, has been delivered. There is a risk that deferred revenues can be reversed should the film or product not be delivered.

Miscellaneous Risks

The offering price has been arbitrarily set by Called Higher Studios.

Called Higher Studios set the price of its Class A Voting Common Stock. Valuations for companies at our early state of development are purely speculative. We have not generated any significant revenue, nor do we have long term deals in place yet to do so. Our valuation has not been validated by any independent third party, and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

Equity crowdfunding is relatively new.

Called Higher Studios existing funding and future fundraising plans are reliant on equity crowdfunding and provisions of the JOBS Act, which have been in effect for a short period of time. Secondary markets do not exist yet, and may not exist for some time, or ever, which hampers the ability for investors to sell their shares. The laws are complex, and interpretation by governing bodies doesn’t exist in some cases and may change over time in others. Changes to the laws or interpretations of the laws could impact Called Higher Studios’ ability to raise money as well as your ability to trade or sell your shares.

Cryptocurreny, NFT’s and the ICO wave could muddy the market.

Called Higher Studios has focused its fundraising efforts purely on the new provisions enabled by the JOBS Act. We feel this is a conservative approach given some of the volatility and uncertainty with ICOs and Tokens, but it could turn out to be overly conservative and result in Called Higher Studios missing out on a large wave of investment and/or being passed up by a competitor riding the ICO or Token wave.

Competitors could overtake our momentum.

As the marketplace becomes more intelligent about the JOBS Act and how an entertainment company could benefit from an equity crowdfunded financing round, competitors could launch their own equity crowdfunding campaigns and overtake our momentum.

The entertainment market in which we operate is intensely competitive, rapidly changing and increasingly fragmented, and we may not be able to compete effectively, especially against competitors with greater financial resources or marketplace presence, which could adversely affect our operating results

We face competition for our audiences from professional companies and other large, well-financed studios and content creators. We also compete with streaming services, live events, leisure activities, and any other event that a viewer may choose to attend or watch instead of our programming or content. This market is rapidly changing and increasingly fragmented. Many of the companies with whom we compete have substantially greater financial resources than we do, such as Angel Studios, Kingdom Story Company, Affirm Films, PureFlix, and others. Our competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive projects or offers to existing and potential customers and employees. Our failure to compete effectively could result in a significant loss of project support, viewership, ticket or box office sales, merchandise sales, any of which could adversely affect our operating results

If we are unable to build and maintain our brand of entertainment, our operating results may be adversely affected. We are at the mercy of public perception.

Christian, Faith Based, and Family content has an intense core fan base, but it is not as large as the general market. The lack of awareness of our brand, among fans who have a large number of entertainment choices, may adversely affect our operating results. We must build and maintain a strong brand identity to attract and retain a broad fan base. The creation, marketing, and distribution of live events, films, tv programs, digital and other forms of content that we may produce that our fans value and enjoy is at the core of our business and is critical to our ability to generate revenues. Also important are effective consumer communications, such as marketing, customer service, and public relations. The role of social media by fans and by us is an increasingly important factor in our brand perception. If our efforts to create compelling services and goods and/or otherwise promote and maintain our brand, services and merchandise are not successful, our ability to attract and retain fans may be adversely affected. Such a result would likely lead to a decline in attendance, viewership, and other forms of content consumption for our projects. It could also lead to a decline in merchandise sales and any future film or television deals, which would also adversely affect our operating results. Film and Television production is created to evoke a passionate response from fans. This includes creating personas and characters that generate strong reactions, whether positive or negative. These personas do not necessarily represent the personal opinions of the Company, the actors, the writers, directors, or other people working on the projects. We may be associated with performers, actors, writers, and other industry professionals who are subject to changing public perceptions. The public perception of those people or the created personas depends on the social and political climate of the day, of which we have no control over, and personas that have previously been objects of derision may take on social significance that was never intended. Social media enables perceptions to spread quickly, whether accurate or not. This could impact our reputation and, depending on the severity, could adversely affect our revenues and our operating results.

We could incur substantial liability in the event of accidents or injuries occurring during our events or the production of our original content.

We will hold numerous events each year and plan to produce original content. These activities expose our company and our employees, actors, and others who are involved in the production of these projects to the risk of travel, work, and performance-related accidents, the consequences of which are not fully covered by insurance. The physical nature of creating productions and events exposes the previously mentioned people to the risk of serious injury or death. Although we self-insure medical costs for our productions and events and our employees, actors, and some others that work on our projects for injuries that they incur while performing or working on our projects and we also self insure a substantial portion of any other liability that we could incur relating to such injuries, liability to us resulting from any death or serious injury sustained by one of our employees, actors, or others while working on our projects or events, to the extent not covered by our insurance, could adversely affect our business, financial condition and operating results.

Costs associated with, and our ability to obtain, adequate insurance could adversely affect our profitability and financial condition.

We currently attempt to secure insurance programs to address our various risks with terms, conditions, and costs that are appropriate for our business. However, heightened concerns and challenges regarding property, casualty, liability, business interruption, and other insurance coverage have resulted from terrorist and related security incidents along with varying weather-related conditions and incidents. As a result, we may experience increased difficulty obtaining high policy limits of coverage at a reasonable cost, including coverage for acts of terrorism, cyber attacks, weather-related damage and other perils associated with our operations.

Part-Time founders and officers.

Ash Greyson is part time, this may result in diminished time being committed to Called Higher Studios and potentially impact company performance.

Other Interests

Our board members and founders have other interests in companies, some that may be similar in nature. You may not like or agree with certain structures, inter company relationships, or partnerships.

We could have a very large shareholder base in the future, which will likely continue to grow over time.

It is Called Higher Studio’s plans to acquire and have many shareholders. It is uncommon for a start-up company with limited resources and a small staff to attempt to do this or to have many investors. Our stated goal is to grow the shareholder base through multiple rounds of fundraising. Despite best efforts, it is possible that unexpected risks and expenses of managing this large shareholder base could divert management’s attention and cause Called Higher Studios to fail.

There is no current market for Called Higher Studio’s shares.

There is no formal marketplace for the resale of our securities. Shares of our Class A Voting Common Stock may be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. We do not have plans to apply for or otherwise seek trading or quotation of our Class A Voting Common Stock on an over-the-counter market. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Our business model is dependent upon Regulation CF

Our business model is built around the idea that a company with many investors and fans will have a strategic advantage in the marketplace. For this reason, our company is dependent upon the Regulation Crowdfund raise and any adverse ability to execute a successful raise could adversely affect the company’s ability to succeed.

This offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have.

Once we meet our target amount for this offering, we may request that StartEngine instruct the escrow agent to disburse offering funds to us. At that point, investors whose subscription agreements have been accepted will become our investors. All early-stage companies are subject to a number of risks and uncertainties, and it is not uncommon for material changes to be made to the offering terms, or to companies’ businesses, plans or prospects, sometimes on short notice. When such changes happen during the course of an offering, we must file an amended to our Form C with the SEC, and investors whose subscriptions have not yet been accepted will have the right to withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our investors and will have no such right

We may not be able to protect all our intellectual property. We may be subject to claims against us for violation of third party intellectual property rights.

Our profitability may depend in part on our ability to effectively protect our intellectual property, including our trademark and logo, original entertainment content in our projects, and our ability to operate without inadvertently infringing on the proprietary rights of others. Theft of our original entertainment content prior to release could adversely affect our revenue. Policing and protecting our intellectual property against piracy and unauthorized use by third parties may become time-consuming and expensive. Any litigation for both protecting our intellectual property and defending our original content could have a material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation. While we generally own the intellectual property in our content, we may be subject to third parties alleging that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, develop non-infringing technology or otherwise alter our business practices in a timely manner in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. As a result of this type of dispute, we could also be required to develop non-infringing technology, make royalty or damage payments, enter into licensing agreements, adjust our merchandising or marketing activities or take other actions to resolve claims, any of which could be costly or unavailable on acceptable terms.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business

To be successful, the Company requires capable people to run its day to day operations. As the Company grows, it will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and the Company’s performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The Company is vulnerable to hackers and cyber-attacks

As a business with an internet presence, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service to Called Higher Studios, Inc, its assets, or in its computer systems could reduce the attractiveness of the platform and result in a loss of investors and companies interested in using or partnering with Called Higher Studios. Further, we rely on a third-party technology provider to provide some of our back-up technology. Any disruptions of services or cyber-attacks either on our technology provider or on Called Higher Studios could harm our reputation and materially negatively impact our financial condition and business.

We rely on third parties to provide services essential to the success of our business

We rely on third parties to provide a variety of essential business functions for us, including writing, producing, accounting, legal work, public relations, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers’ operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties and their performance. It is also possible that some of these third parties, such as social media companies like Facebook, YouTube, and Google will change their processes, algorithms, policies, fact checking procedures, or may negatively suppress companies like ours who are faith based or have faith messages which could negatively impact our company and financial results.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.